Exhibit 99.1

QC Holdings, Inc. Earnings Increase 57% During Third Quarter

Board Declares $0.15 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--November 5, 2009--QC Holdings, Inc. (NASDAQ: QCCO) reported another strong quarter, with income from continuing operations improving 56.7% over prior year’s third quarter. For the nine months ended September 30, 2009, income from continuing operations improved $4.9 million, or 45.4%, over the prior year period.

“Our third quarter results continued the trends from the first two quarters of the year,” said QC Chairman and Chief Executive Officer Don Early. “As the economy searches for its bottom, our customers appear to be looking for more certainty before resuming historical levels of spending. With this reduced spending, we saw our revenue challenges continue, but our loss experience improved as consumers focused on repaying debt.”

Highlights for the third quarter included:

  Income from continuing operations of $4.7 million, or $0.26 per diluted share, compared to $3.0 million, or $0.17 per diluted share, in third quarter 2008;
  Revenues of $56.8 million compared to $58.1 million in third quarter 2008;
  A loss ratio of 25.9% for the current quarter, down from 28.4% in last year’s third quarter; and
  Adjusted EBITDA, which is income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition, of $10.7 million, a 10.3% improvement over prior year’s third quarter.

Highlights for the nine months ended September 30, 2009 included:

  Income from continuing operations of $15.7 million, or $0.87 per diluted share, compared to $10.8 million, or $0.59 per diluted share, in the same 2008 period;
  Revenues improved to $163.8 million compared to $163.0 million in the same 2008 period;
  An 8.8% improvement in gross profit over prior year’s nine month period; and
  Adjusted EBITDA of $35.7 million versus $30.6 million during the first nine months of 2008.

The three months and nine months ended September 30, 2009 and 2008 include discontinued operations relating to branches that were closed during each period, partly due to changes in payday loan laws that effectively preclude the product as offered.

For the three months and nine months ended September 30, 2009 and 2008, schedules reconciling adjustments to net income pursuant to generally accepted accounting principles (GAAP), and adjusted EBITDA to income from continuing operations, are provided below. The results for the three months and nine months ended September 30, 2008 include ballot referendum expenditures in Arizona and Ohio of approximately $583,000 and $1.4 million, respectively, that were not deductible for income tax purposes. QC believes that it is useful to management and investors to analyze results after adjusting for these items to provide a more comparable basis for evaluating QC’s operating results and financial performance over time. See the reconciliation tables for additional information.

** Third quarter **

Revenues decreased 2.2% quarter-to-quarter, primarily due to reduced payday loan volumes, substantially offset by higher automotive loan volumes (due to an increase in the number of locations). QC originated approximately $300.5 million of payday loans during third quarter 2009, a 9.1% decrease from the $330.5 million during third quarter 2008. This decline is partially attributable to reduced payday volume in Virginia, where the company introduced an open-end credit product in late 2008. During late second quarter 2009, the company re-introduced the payday loan product in Virginia and discontinued the open-end product offering. Installment and automotive loan volumes totaled $11.0 million for third quarter 2009 versus $11.3 million in prior year’s third quarter.

Revenues for comparable branches (those branches that were open for the 15 months since June 30, 2008) decreased 5.6%, or $3.1 million, to $52.6 million during the three months ended September 30, 2009. This decrease reflects reduced customer demand across most states.

Branch operating costs, exclusive of loan losses, decreased to $23.3 million during the three months ended September 30, 2009 compared to $24.5 million in the same 2008 quarter. The decrease was attributable to a reduction in overtime compensation and occupancy costs, partially offset by higher cost of sales associated with the company’s automotive sales locations.

During the three months ended September 30, 2009, the company reported a $1.8 million reduction in loan losses to $14.7 million compared to $16.5 million in the same 2008 quarter. The loss ratio for the current quarter totaled 25.9% compared to 28.4% in third quarter 2008. Fewer returned items produced the improvement quarter-to-quarter. This improvement was partially offset by a higher allowance associated with the company’s open-end credit product in Virginia and the developing automotive sales and finance business.

QC’s branch gross profit in third quarter 2009 was $18.8 million, a 9.9% increase over prior year’s quarter. Comparable branches generated $18.0 million in gross profit during third quarter 2009, which was slightly higher than last year’s third quarter due to stronger results in the majority of states.

Regional and corporate expenses totaled $9.6 million during the three months ended September 30, 2009 and 2008. Exclusive of the ballot referendum initiatives in 2008, regional and corporate expenses were $9.0 million in third quarter 2008. The increase in 2009 represents higher performance-based incentive compensation compared to prior year.

Net interest expense decreased to $790,000 in the current quarter compared to $1.1 million in third quarter 2008 as a result of lower average debt balances and reduced interest rates. The company’s effective income tax rate was 38.1% during third quarter 2009. The effective income tax rate in third quarter 2008 was 47.6% due to the non-deductible ballot referendum expenditures in Ohio and Arizona.

“As branch growth has leveled in our industry, maximizing profitability at each branch is a primary goal,” noted QC President and Chief Operating Officer Darrin Andersen. “Over our numerous years of serving this customer base, we have had success in achieving this goal by growing revenue, managing losses and minimizing operating expenses. In the current business cycle, a focus on operating efficiently and reducing losses has provided the most meaningful results.

“Our branch personnel are committed to providing superior service to our customers. This commitment is imperative given the uncertain economic backdrop and the increasing level of competition in the short-term loan market.”

** Nine Months Ended September 30 **

The company’s revenues grew approximately $800,000 to $163.8 million during the nine months ended September 30, 2009 versus 2008 as a result of an increase in automobile loan sales, partially offset by reduced payday loan volume.

Revenues for comparable branches (those branches that were open for the 21 months since December 31, 2007) decreased 4.8% to $149.8 million during the nine months ended September 30, 2009 for the same reasons as noted in the quarterly discussion.

Branch operating costs, exclusive of loan losses, were flat, totaling $70.5 million for the nine months ended September 30, 2009, with higher cost of sales for automobile purchases being offset by reduced compensation and occupancy costs. Comparable branches averaged approximately $12,600 per month in operating expenses during 2009 compared to $13,100 per month in prior year.

During the nine months ended September 30, 2009, the company reported loan losses of $35.0 million compared to $38.9 million for the same 2008 period. The company’s loss ratio improved to 21.3% during the nine months ended September 30, 2009 (versus 23.9% in the same 2008 period) as a result of fewer returned items and a better collection rate on those returns period-to-period. Through September 30, 2009, the company sold approximately $792,000 of older debt compared to $448,000 in the prior year period.

Branch gross profit increased 8.8% to $58.3 million in 2009 from $53.6 million. Gross profit for comparable branches during 2009 increased by 3.3% to $56.3 million. This increase reflects improvements in most states, partially offset by reduced gross profit in Virginia as the company transitioned to the open-end credit product, and then back to the payday product.

Exclusive of the 2008 referendum expenditures, regional and corporate expenses decreased slightly to $27.7 million during the nine months ended September 30, 2009. This decline reflects reduced governmental affairs and public education expenditures period-to-period, partially offset by higher incentive-based compensation.

Net interest expense declined approximately $629,000 during the current 2009 period compared to prior year due to lower average debt balances and interest rates throughout 2009.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share and a special dividend of $0.10 per common share, payable December 2, 2009 to stockholders of record as of November 18, 2009.

-BUSINESS OUTLOOK -

“We are pleased with how 2009 has progressed from a loss management and cost reduction perspective,” Early said. “We continue, however, to experience revenue challenges in most of our states as customer demand has retreated following broader economic fluctuations.

“Consumers are hesitant to return to their historical approach for cashflow management. Conflicting market information, which includes flagging job and employment prospects, clouds the believability of a certain immediate recovery, and until key indicators are more consistently favorable, it is likely that our revenues will be hampered by this uncertainty.

“As we move into the final quarter of 2009, we are well-positioned to manage through these ongoing changes in customer behavior. With a solid earnings foundation, a strong balance sheet and more than 25 years of operating in all types of economic cycles, we look forward to managing the various opportunities and challenges ahead of us.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States, operating 558 branches in 24 states at September 30, 2009. With more than 25 years of operating experience in the retail consumer finance industry, the company entered the short-term loan market in 1992 and, since 1998, has grown from 48 branches to 558 branches through a combination of de novo branches and acquisitions. During fiscal 2008, the company advanced nearly $1.4 billion to customers and reported total revenues of $227.7 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) litigation or regulatory action directed towards us or the payday loan industry, (3) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and the rate of growth in, or closures of, branches, (4) risks associated with the leverage of the company, (5) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (6) changes in our key management personnel, (7) integration risks and costs associated with future acquisitions, and (8) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
Revenues
Payday loan fees	$ 46,628	$ 43,158	$ 132,204	$ 120,879
Other	11,478	13,638	30,802	42,879
Total revenues	58,106	56,796	163,006	163,758
Branch expenses
Salaries and benefits	12,354	11,371	35,645	34,324
Provision for losses	16,519	14,697	38,877	34,957
Occupancy	6,508	5,974	19,243	18,228
Depreciation and amortization	1,067	999	3,224	3,060
Other	4,577	4,924	12,384	14,867
Total branch expenses	41,025	37,965	109,373	105,436
Branch gross profit	17,081	18,831	53,633	58,322

Regional expenses	3,247	3,411	9,999	10,257
Corporate expenses	6,349	6,238	19,380	17,414
Depreciation and amortization	678	710	2,042	2,270
Interest expense, net	1,070	790	3,277	2,648
Other expense, net	88	30	407	183
Income from continuing operations before income taxes	5,649	7,652	18,528	25,550
Provision for income taxes	2,687	2,912	7,717	9,815
Income from continuing operations	2,962	4,740	10,811	15,735
Loss from discontinued operations, net of income tax	(216)	(108)	(1,176)	(1,089)
Net income	$ 2,746	$ 4,632	$ 9,635	$ 14,646

Earnings (loss) per share:
Basic
Continuing operations	$ 0.17	$ 0.26	$ 0.60	$ 0.88
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.06)
Net income	$ 0.16	$ 0.25	$ 0.54	$ 0.82

Diluted
Continuing operations	$ 0.17	$ 0.26	$ 0.59	$ 0.87
Discontinued operations	(0.01)	(0.01)	(0.06)	(0.06)
Net income	$ 0.16	$ 0.25	$ 0.53	$ 0.81
Weighted average number of common shares outstanding:
Basic	17,555	17,408	18,006	17,446
Diluted	17,664	17,589	18,114	17,577

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the three months ended
September 30, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Three Months Ended September 30, 2008			Three Months Ended September 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 46,628	$ -	$ 46,628	$ 43,158	$ -	$ 43,158
Other	11,478	-	11,478	13,638	-	13,638
Total revenues	58,106	-	58,106	56,796	-	56,796
Branch expenses
Salaries and benefits	12,354	-	12,354	11,371	-	11,371
Provision for losses	16,519	-	16,519	14,697	-	14,697
Occupancy	6,508	-	6,508	5,974	-	5,974
Depreciation and amortization	1,067	-	1,067	999	-	999
Other	4,577	-	4,577	4,924	-	4,924
Total branch expenses	41,025	-	41,025	37,965	-	37,965
Branch gross profit	17,081	-	17,081	18,831	-	18,831

Regional expenses	3,247	-	3,247	3,411	-	3,411
Corporate expenses	6,349	(583)	5,766	6,238	-	6,238
Depreciation and amortization	678	-	678	710	-	710
Interest expense, net	1,070	-	1,070	790	-	790
Other expense, net	88	-	88	30	-	30
Income from continuing operations before income taxes	5,649	583	6,232	7,652	-	7,652
Provision for income taxes	2,687	-	2,687	2,912	-	2,912
Income from continuing operations	2,962	583	3,545	4,740	-	4,740
Discontinued operations	(216)	-	(216)	(108)	-	(108)
Net income	$ 2,746	$ 583	$ 3,329	$ 4,632	$ -	$ 4,632

Earnings (loss) per share:
Basic: Continuing operations	$ 0.17	$ 0.03	$ 0.20	$ 0.26	$ -	$ 0.26
Discontinued operations	(0.01)	-	(0.01)	(0.01)	-	(0.01)
Net income	$ 0.16	$ 0.03	$ 0.19	$ 0.25	$ -	$ 0.25

Diluted: Continuing operations	$ 0.17	$ 0.03	$ 0.20	$ 0.26	$ -	$ 0.26
Discontinued operations	(0.01)	-	(0.01)	(0.01)	-	(0.01)
Net income	$ 0.16	$ 0.03	$ 0.19	$ 0.25	$ -	$ 0.25

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the third quarter.
(b) There were no adjustments for the three months ended September 30, 2009.

Non-GAAP Reconciliations Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

The company analyzes historical results after adjusting for certain items. With respect to the results for the nine months ended
September 30, 2008, the company believes that excluding the 2008 referendum expenditures is useful to management and investors because it provides a more comparable basis for evaluating the company’s operating results and financial performance over time. Internally, these adjusted results are used to evaluate the performance of the company.

	Nine Months Ended September 30, 2008			Nine Months Ended September 30, 2009
	GAAP	Non-GAAP Adjustments (a)	Adjusted	GAAP	Non-GAAP Adjustments (b)	Adjusted
Revenues
Payday loan fees	$ 132,204	$ -	$ 132,204	$ 120,879	$ -	$ 120,879
Other	30,802	-	30,802	42,879	-	42,879
Total revenues	163,006	-	163,006	163,758	-	163,758
Branch expenses
Salaries and benefits	35,645	-	35,645	34,324	-	34,324
Provision for losses	38,877	-	38,877	34,957	-	34,957
Occupancy	19,243	-	19,243	18,228	-	18,228
Depreciation and amortization	3,224	-	3,224	3,060	-	3,060
Other	12,384	-	12,384	14,867	-	14,867
Total branch expenses	109,373	-	109,373	105,436	-	105,436
Branch gross profit	53,633	-	53,633	58,322	-	58,322

Regional expenses	9,999	-	9,999	10,257	-	10,257
Corporate expenses	19,380	(1,409)	17,971	17,414	-	17,414
Depreciation and amortization	2,042	-	2,042	2,270	-	2,270
Interest expense, net	3,277	-	3,277	2,648	-	2,648
Other expense, net	407	-	407	183	-	183
Income from continuing operations before income taxes	18,528	1,409	19,937	25,550	-	25,550
Provision for income taxes	7,717	-	7,717	9,815	-	9,815
Income from continuing operations	10,811	1,409	12,220	15,735	-	15,735
Discontinued operations	(1,176)	-	(1,176)	(1,089)	-	(1,089)
Net income	$ 9,635	$ 1,409	$ 11,044	$ 14,646	$ -	$ 14,646

Earnings (loss) per share:
Basic: Continuing operations	$ 0.60	$ 0.07	$ 0.67	$ 0.88	$ -	$ 0.88
Discontinued operations	(0.06)	-	(0.06)	(0.06)	-	(0.06)
Net income	$ 0.54	$ 0.07	$ 0.61	$ 0.82	$ -	$ 0.82

Diluted: Continuing operations	$ 0.59	$ 0.07	$ 0.66	$ 0.87	$ -	$ 0.87
Discontinued operations	(0.06)	-	(0.06)	(0.06)	-	(0.06)
Net income	$ 0.53	$ 0.07	$ 0.60	$ 0.81	$ -	$ 0.81

(a) These adjustments reflect the non-tax deductible 2008 referendum expenditures during the nine months ended September 30, 2008.
(b) There were no adjustments for the nine months ended September 30, 2009.

Non-GAAP Reconciliations Adjusted EBITDA (in thousands) (Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. It is important to note that non-GAAP measures, such as adjusted
EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2009	2008	2009

Income from continuing operations	$ 2,962	$ 4,740	$ 10,811	$ 15,735
Provision for income taxes	2,686	2,911	7,717	9,815
Depreciation and amortization	1,745	1,709	5,266	5,330
Interest expense	1,077	792	3,315	2,658
Non-cash losses on property dispositions	88	30	407	183
Stock option and restricted stock expense	519	546	1,708	1,991
Ballot referendum initiative expenditures (a)	583		1,409
Adjusted EBITDA	$ 9,660	$ 10,728	$ 30,633	$ 35,712

(a) To provide a more comparable basis for evaluation, for the three months and nine months ended September
30, 2008, the adjusted EBITDA computation excludes the 2008 referendum expenditures, as discussed in the
Non-GAAP Reconciliations on the previous pages.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2008	September 30, 2009
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 17,314	$ 14,243
Loans receivable, less allowance for losses of $6,648 at December 31, 2008 and $10,438 at September 30, 2009	73,711	71,252
Prepaid expenses and other current assets	6,485	9,385
Total current assets	97,510	94,880
Property and equipment, net	23,664	19,525
Goodwill	16,144	16,491
Other assets, net	5,724	6,782
Total assets	$ 143,042	$ 137,678

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 298	$ 570
Accrued expenses and other liabilities	12,275	11,920
Deferred revenue	4,802	3,793
Income taxes payable	1,112	473
Debt due within one year	33,143	20,750
Total current liabilities	51,630	37,506

Non-current liabilities	4,386	4,756

Long-term debt	37,607	33,107
Total liabilities	93,623	75,369

Commitments and contingencies
Stockholders’ equity	49,419	62,309
Total liabilities and stockholders’ equity	$ 143,042	$ 137,678

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	597	557	596	585
De novo branches opened	3	2	9	3
Acquired branches			1
Branches closed	(15)	(1)	(21)	(30)
Number of branches, end of period	585	558	585	558

Short-term Lending Comparable Branch Data:
Total number of comparable branches	550	550	543	543
Comparable branch revenue	$ 55,681	$ 52,640	$ 157,345	$ 149,835
Percentage change		(5.6%)		(4.8%)
Comparable branch net revenues	$ 39,613	$ 39,025	$ 118,728	$ 117,676
Percentage change		(1.5%)		(0.8%)

Operating Data – Short-term Loans:
Loan volume	$ 330,511	$ 300,468	$ 935,746	$ 851,304
Average loan (principal plus fee)	370.74	367.01	370.09	367.96
Average fee	53.73	54.12	53.59	53.60

Operating Data – Installment Loans:
Loan volume	$ 9,648	$ 7,877	$ 23,251	$ 21,792
Average loan (principal)	509.27	501.63	518.00	500.51
Average term (days)	186	185	187	184

Operating Data – Automotive Loans:
Loan volume	$ 1,682	$ 3,074	$ 2,493	$ 9,470
Average loan (principal)	8,452	8,910	8,227	8,784
Average term (months)	37	31	35	31
Locations, end of period	2	5	2	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2009	2008	2009
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$ 5,072	$ 4,571	$ 13,860	$ 13,186
Automotive sales and interest	1,926	3,810	3,105	11,436
Open-end credit fees		583		4,012
Credit services fees	1,633	1,802	4,449	4,885
Other	2,847	2,872	9,388	9,360
Total	$ 11,478	$ 13,638	$ 30,802	$ 42,879

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$ 27,026	$ 23,877	$ 73,323	$ 63,651
Recoveries	(11,524)	(10,164)	(35,138)	(32,207)
Adjustment to provision for losses based on evaluation of outstanding receivables	1,017	984	692	3,513
Total provision for losses	$ 16,519	$ 14,697	$ 38,877	$ 34,957

Provision for losses as a percentage of revenues	28.4%	25.9%	23.9%	21.3%
Provision for losses as a percentage of loan volume (all products)	4.6%	4.4%	3.9%	3.7%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, 913-234-5154
Chief Financial Officer
or
Media Contact:
Tom Linafelt, 913-234-5237
Director – Corporate Communications